Exhibit (d)(iii)(a)

SYNTAX ETF TRUST

AMENDMENT

TO

EXPENSE LIMITATION AND REIMBURSEMENT

AGREEMENT

This Amendment, dated and effective as of July 15, 2019, is by and between Syntax ETF Trust (the "Trust"), on behalf of the series listed on Schedule A (the "Fund"), and Syntax Advisors., LLC (the “Advisor”)

WHEREAS, the Advisor and the Trust are parties to an Expense Limitation and Reimbursement Agreement dated as of March 28, 2018 (as may be amended, modified and supplemented from time to time, the "Expense Limitation Agreement"); and

WHEREAS, the Advisor and the Trust desire to amend a certain provision of the Expense Limitation Agreement with the intent to extend the effect of the Expense Limitation Agreement from December 31, 2019 to May I, 2020;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Expense limitation Agreement, pursuant to the terms thereof, as follows:

The second provision of six provisions of the Expense Limitation Agreement is hereby deleted in its entirety and replaced to read as follows:

2. "The Expense Limitation will remain in effect until at least May 1, 2020 and is subject to annual approval by the Board unless and until the Board of Trustees of the Trust approves its modification or termination; PROVIDED, HOWEVER, that the Expense Limitation will terminate in the event that the investment advisory agreement in effect between the Trust on behalf of the Fund and the Advisor (or an affiliate of the Advisor) is terminated by the Trust without the consent of the Advisor or in the event such agreement terminates due to an assignment and a new investment advisory agreement with the Advisor (or an affiliate of the Advisor) does not become effective upon such termination."

Except as expressly amended by this Amendment, the provisions of the Expense limitation Agreement shall remain in full force and effect.

[signature page immediately follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which together shall be one and the same instrument.

SYNTAX ADVISORS, LLC		SYNTAX ETF TRUST

By:	/s/ Kathleen C. Cuocolo	By:	/s/ Kathleen C. Cuocolo
	Kathleen C. Cuocolo		Kathleen C. Cuocolo
Title:	Senior Vice President	Title:	President

Signature page of

AMENDMENT TO

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT